Exhibit 23.6

12 Greenway Plaza, Suite 1202
Houston, Texas 77046-1289
Phone 713-561-6500
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Web www.uhy-us.com

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT AUDITORS
     We hereby consent to the use in the Registration Statement on Amendment No. 1 of Form S-1 (no. 333-133874) of Allis-Chalmers Energy Inc. and to the inclusion therein of our report dated March 10, 2006, with respect to the financial statements of Specialty Rental Tools, Inc. as of December 31, 2005, 2004 and 2003 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
June 12, 2006.

An Independent Member of Urbach Hacker Young International Limited